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                                                                 EX-99.CODE ETH.

                                THE GATEWAY TRUST

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.    COVERED OFFICERS/PURPOSE OF THE CODE

            This code of ethics (this "Code") for The Gateway Trust (the "Trust") applies to the Trust's Principal Executive and Senior Financial Officers (the "Covered Officers") each of whom is set forth in Exhibit A for the purpose of promoting:

      - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

      - compliance with applicable laws and governmental rules and regulations;

      - the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

      -     accountability for adherence to this Code.


            Each Covered Officer is to adhere to a high standard of business ethics and is expected to be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS ARE TO HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

            OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or the Covered Officer's service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

            Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions with the Trust because of their status as "affiliated persons" of the Trust. This Code does not, and is not intended to, repeat or replace any compliance programs and procedures of the Trust or the investment adviser designed to prevent, or identify and correct, violations of the Investment Company Act and the Investment Advisers Act.

            Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or are a result of, the contractual relationship between the Trust and the investment

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adviser. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, whether formally for the Trust and/or for the adviser, be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust's Board of Trustees ("Board") that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

            Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers are to keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer is not to be placed improperly before the interest of the Trust.

            Each Covered Officer must:

      - not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

      - not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

      - not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

      - report at least annually any affiliations or other relationships related to conflicts of interest that the Trustees and Officers Questionnaire covers.

            There are some conflict of interest situations that are to always be discussed with the Adviser's Chief Compliance Officer of the Trust appointed by the Board (the "Adviser CCO"), if material. Examples of these include:

      -     service as a director on the board of any public company;

      -     the receipt of any non-nominal gifts;

      - the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

      - any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser or any affiliated person thereof; and

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      -     a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.        DISCLOSURE AND COMPLIANCE

      - Each Covered Officer is to familiarize himself with the disclosure requirements generally applicable to the Trust.

      - Each Covered Officer is to not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trustees and auditors, and to governmental regulators and self-regulatory organizations.

      - Each Covered Officer is to, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Trust and of the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

      - It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.         REPORTING AND ACCOUNTABILITY

            Each Covered Officer must:

      - upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board, in substantially the form set forth on Exhibit B, that the Covered Officer has received, read, and understands this Code;

      - annually thereafter affirm to the Board, in substantially the form set forth on Exhibit C, that the Covered Officer has complied with the requirements of this Code;

      - not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

      - notify the Adviser CCO promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

      The Adviser CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee (the "Committee"), which will make recommendations to the Board.

            The Trust will follow these procedures in investigating and enforcing this Code:

            - the Adviser CCO will take all appropriate action to investigate any potential violations reported to him or her;

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      -     the Adviser CCO will review with the outside legal counsel to the
            Trust and the Trust CCO the findings and conclusions of such investigation;

      - if, after such investigation and review, the Adviser CCO believes that no violation has occurred, he/she is not required to take any further action;

      - any matter that the Adviser CCO believes is a violation will be reported to the Committee;

      - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board and the Trust CCO, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures (including changes to this Code); notification of the violation to appropriate personnel of the investment adviser or its board; or a recommendation to take disciplinary action against the Covered Officer, which may include, without limitation, dismissal;

      -     the Board will be responsible for granting waivers, as appropriate;
            and

      - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.    OTHER POLICIES AND PROCEDURES

            This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, it's adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and its adviser's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.   AMENDMENTS

            Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.  CONFIDENTIALITY

            To the extent possible, all records, reports and other information prepared, maintained or acquired pursuant to this Code will be treated as confidential, it being understood that it may be necessary or advisable, that certain matters be disclosed to third parties (e.g., to the board of directors or officers of the adviser or the administrator).

VIII. INTERNAL USE

         This Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date: October 28, 2003

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Amended September 24, 2004

                                    EXHIBIT A

                     Persons Covered by this Code of Ethics

               Walter G. Sall, Chairman & Chief Executive Officer
                          J. Patrick Rogers, President
                 Gary H. Goldschmidt, Vice President & Treasurer
                         Geoffrey Keenan, Vice President

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                                    EXHIBIT B

                                THE GATEWAY TRUST

                  COVERED OFFICER AFFIRMATION OF UNDERSTANDING

In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Trust (as defined in the Code) hereby affirms to the Board that the Covered Officer has received, read, and understands the Code.

Date: ____________                     ______________________________
                                       Covered Officer

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                                                                       EXHIBIT C

                                THE GATEWAY TRUST

                       COVERED OFFICER ANNUAL AFFIRMATION

                 For the period _______, 200_ to ________, 200_

In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Trust (as defined in the Code) hereby affirms to the Board that the Covered Officer, at all times during the period for which this affirmation is given, has complied with the requirements of the Code.

Date: ____________                     _________________________________________
                                       Covered Officer